Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into as of February 27, 2018 (the “Amendment Effective Date”), by and between DDR Corp., an Ohio corporation (“DDR”), and Executive.

Executive has been and is now serving DDR as its Executive Vice President & Chief Accounting Officer. Executive and DDR are currently parties to an Employment Agreement, dated December 1, 2016 (the “Current Agreement”). DDR and Executive desire to enter into this Amendment to amend the Current Agreement to reflect the terms pursuant to which Executive will continue to serve DDR (the Current Agreement as so amended, the “Amended Agreement”). Certain capitalized terms used in this Amendment without definition have the meanings ascribed to them in the Current Agreement.

DDR and Executive agree, effective as of the Amendment Effective Date, as follows:

1. Amendment and Restatement of Section 1 of the Current Agreement. Section 1 of the Current Agreement is hereby amended and restated in its entirety as follows:

“1. Employment, Term. DDR engages and employs Executive to render services in the administration and operation of its affairs as its Executive Vice President & Chief Accounting Officer, reporting directly to DDR’s Chief Financial Officer or such other person designated by DDR’s Chief Executive Officer (“CEO”), in accordance with the terms and conditions of this Agreement, for a term extending from the Effective Date through December 31, 2021. The period of time from the Effective Date until December 31, 2021 is sometimes referred to herein as the “Contract Period.” ”

2. Amendment and Restatement of Section 3.1 of the Current Agreement. Section 3.1 of the Current Agreement is hereby amended and restated in its entirety as follows:

“3.1 Base Salary. From and after the Effective Date and through December 31, 2018 while Executive is employed by DDR, DDR will pay Executive base salary (“Base Salary”), in equal monthly or more frequent installments, at the rate of not less than Three Hundred Forty Thousand Dollars ($340,000) per year. From and after January 1, 2019 and through the end of the Contract Period while Executive is employed by DDR, DDR will pay Executive Base Salary, in equal monthly or more frequent installments, at the rate of not less than Three Hundred Eighty Thousand Dollars ($380,000) per year. Base Salary shall at all times be subject to such increases as the Committee or the Board of Directors of DDR (the “Board”) may approve.”

3. Counterparts. This Amendment may be executed in separate counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

4. Entire Agreement. The Amended Agreement, consisting of the Current Agreement as amended as of the Amendment Effective Date by the Amendment, constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Notwithstanding anything in the Amended Agreement to the contrary, nothing in the Amended Agreement prevents Executive from providing, without prior notice to DDR, information to governmental authorities regarding possible legal violations or otherwise testifying or participating in any investigation or proceeding by any governmental authorities regarding possible legal violations, and for purpose of clarity Executive is not prohibited from providing information voluntarily to the Securities and Exchange Commission pursuant to Section 21F of the Securities Exchange Act of 1934, as amended.

5. Continuing Effectiveness. Except as otherwise provided herein, the Current Agreement shall continue in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, DDR and Executive have executed this Amendment as of the date first written above.

DDR CORP.

By:	/s/ David R. Lukes
David R. Lukes
President & Chief Executive Officer

EXECUTIVE

/s/ Christa A. Vesy
Christa A. Vesy